Exhibit 99.2

Contact:

John F. W. Hunt
Chairman of the Board, Chief Executive Officer and Secretary

Overture Acquisition Corp.

(917) 432-9010

Marc J. Blazer

President, Treasurer and Director

Overture Acquisition Corp.

(917) 301-4351

FOR IMMEDIATE RELEASE

OVERTURE ACQUISITION CORP.

COMPLETES INITIAL PUBLIC OFFERING

Grand Cayman, Cayman Islands, February 5, 2008 – Overture Acquisition Corp. (AMEX: NLX) announced today that it has completed its initial public offering of 15,000,000 units.  Each unit consists of one ordinary share and one warrant.  Initially, the units will be the only security trading.  The units were sold at an offering price of $10.00 per unit, generating total gross proceeds of $150.0 million to the Company.  J.P. Morgan Securities Inc. acted as sole book-running manager, Lazard Capital Markets LLC, acted as lead manager and I-Bankers Securities, Inc. and Maxim Group LLC acted as co-managers.  The offering is being made only by means of a prospectus, copies of which may be obtained from J.P. Morgan Securities Inc., 270 Park Ave., New York, NY 10017-2014.

Of the proceeds received from the consummation of the initial public offering and a concurrent private sale of the sponsors’ warrants, $150.5 million or approximately $10.04 per unit was placed in a trust account at J.P. Morgan Chase Bank with American Stock Transfer & Trust Company, as trustee. These proceeds include approximately $7.5 million in deferred underwriting discounts and commissions. Audited financial statements as of February 5, 2008 reflecting receipt of the proceeds upon consummation of the initial public offering and private sale of sponsors’ warrants will be issued by the Company and included as Exhibit 99.1 to a Current Report on Form 8-K to be filed by the Company with the United States Securities and Exchange Commission.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Overture Acquisition Corp. is a newly organized blank check company formed for the purpose of effecting a merger, share capital exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more operating businesses.

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